EXHIBIT 99.1

Shengkai Innovations, Inc. Announces Conference Presentations

TIANJIN, China, Feb. 18, 2011 (GLOBE NEWSWIRE) -- Shengkai Innovations, Inc. (Nasdaq:VALV) (the "Company"), a leading ceramic valve manufacturer in the People's Republic of China (the "PRC"), today announced that its management will present at the Rodman & Renshaw Annual China Investment Conference. The Company presentation will start at 3:15 p.m. local time on Monday, March 7, 2011 inside the Le Royal Meridien in Shanghai, P.R.China.

The management will also present at the Roth 23rd Annual OC Growth Stock Conference. The presentation will start at 1:00 p.m. local time on Monday, March 14, 2011 inside the Ritz Carlton in Laguna Niguel, California, U.S.

About Shengkai Innovations, Inc.

Shengkai Innovations is primarily engaged in the design, manufacture and sale of ceramic valves, high-tech ceramic materials and the provision of technical consultation and related services. The Company's industrial valve products are used by companies in the electric power, petrochemical and chemical, metallurgy and other industries as high-performance, more durable alternatives to traditional metal valves. The Company was founded in 1994 and is headquartered in Tianjin, the PRC.

The Company is one of the few ceramic valve manufacturers in the world with research and development, engineering, and production capacity for structural ceramics and is able to produce large-sized ceramic valves with calibers of 6" (150mm) or more. The Company's product portfolio includes a broad range of valves that are sold throughout the PRC, to Europe, North America, United Arab Emirates, and other countries in the Asia-Pacific region. The Company has over 400 customers, and is the only ceramic valve supplier qualified to supply SINOPEC. The Company also became a member of the PetroChina supply network in 2006.

CONTACT:  Shengkai Innovations, Inc.
          David Ming He, CFO
          +86-22-5883-8509
          ir@shengkai.com
          http://www.shengkaiinnovations.com

          Grayling
          Shiwei Yin
          +1 646-284-9474
          shiwei.yin@grayling.com